UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2023

Mymetics Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-25132	25-1741849
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Route de la Corniche 4
1066 Epalinges, Switzerland	NA
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +011 41 21 566 57 72

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	MYMX	OTCQB

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07. Submission of Matters to a Vote of Security Holders.

Effective October 9, 2023, the holders of a majority of the voting power of the capital stock of Mymetics Corporation (the “Company”) executed a written consent approving a reverse stock split of the Company’s issued and outstanding common stock to combine and convert every two thousand (2,000) shares of common stock either issued and outstanding or held by the Company in treasury stock into one (1) share of common stock (the “Reverse Stock Split”) by filing an amendment (the “Amendment”) to the Company’s Amended and Restated Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware. The written consent approving the Reverse Stock Split and the Amendment was signed by the holders of 156,586,459 shares of the Company’s common stock as of September 30, 2023, representing approximately 51.55%.  The Board also approved the Reverse Stock Split and the Amendment.

No fractional shares of common stock will be issued as a result of the Reverse Stock Split. In lieu of issuing any fractional shares to any stockholder as a result of the Reverse Stock Split, the Company will make, to any stockholder that would otherwise hold a fractional share after giving effect to the Reverse Stock Split, a cash payment in an amount equal to $0.0023 multiplied by the number of pre-split shares held by such stockholder with respect to which a fractional share would be issued, which represents a premium of approximately 30% over the 25-day VWAP (volume weighted average price) of the common stock on the Best Market tier of the OTC Markets Group, Inc. beginning on August 25, 2023 and ending on September 29, 2023 (the “Cash Payment”).

The primary purpose of the Reverse Stock Split is to reduce the number of record holders of the common stock to fewer than 300, thereby allowing the Company to terminate the registration of the common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and suspend its reporting obligations under Section 15(d) of the Exchange Act.  As previously announced, the Board of Directors of the Company continues to evaluate next steps, in connection with a possible winddown of the Company’s operations.

Following the completion of the Reverse Stock Split and the filing of a Form 15 with the Securities and Exchange Commission (the “SEC”), the registration of the Company’s Common Stock, as well as its duty to file reports with the SEC under Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will terminate and the Company’s Common Stock will no longer be publicly-traded on the OTCQB market tier of the OTC markets.

The transaction is a “going private” transaction under Section 13(e) of the Exchange Act and the Company will file a Schedule 13E-3 with the SEC that contains additional information about the transaction, which stockholders are urged to read carefully and in its entirety. Pursuant to rules adopted by the SEC under the Exchange Act, a Schedule 14C information statement relating to the matters described above will be filed with the SEC and sent or provided to the stockholders of the Company.  The Schedule 13E-3 and Schedule 14C will be available at www.sec.gov.

Item 8.01 Other Events.

On September 14, 2023, the Company received notice that its bid price has closed below $0.01 for more than 30 consecutive calendar days and no longer meets the Standards for Continued Eligibility for OTCQB as per the OTCQB Standards, Section 2.3(2), which states that the company must “maintain proprietary priced quotations published by a Market Maker in OTC Link with a minimum closing bid price of $.01 per share on at least one of the prior thirty consecutive calendar days.”  As per Section 4.1 of the OTCQB Standards, the company will be granted a cure period of 90 calendar days during which the closing bid price for the Company’s common stock must be $.01 or greater for ten consecutive trading days in order to continue trading on the OTCQB marketplace. If this requirement is not met by December 13, 2023, the company will be removed from the OTCQB marketplace.

As previously announced, the Board continues to evaluate the next steps in the Company’s business, which could include a voluntary delisting of the OTCQB marketplace in connection with a possible winddown of the Company’s operations.

The information under Item 5.07 above regarding “going private” is hereby incorporated by referenced into this Item 8.01.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 11, 2023	MYMETICS CORPORATION

	By:	/s/ Ronald Kempers
Ronald Kempers
President and Chief Executive Officer

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